Exhibit 99.1

For Immediate Release February 5, 2019	Contact: Melissa Andrews 864.286.4425 ScanSource, Inc. melissa.andrews@scansource.com

SCANSOURCE ANNOUNCES RETIREMENT OF BOARD CHAIRMAN,

STEVE FISCHER

GREENVILLE, SC – ScanSource, Inc., (NASDAQ: SCSC), a leading global provider of technology products and solutions, today announced the retirement of Steven R. Fischer, Chairman of the Board, effective February, 1, 2019. Chief Executive Officer Mike Baur has been appointed to the additional role of Chairman of the Board, and Peter Browning has been appointed Lead Independent Director.

Mr. Fischer joined the ScanSource Board of Directors in 1995 and has served as Chairman since 2009. During his 23 years of service, ScanSource grew from $2.4 million in annual net sales to more than $3.8 billion in annual net sales and currently ranks #653 on the Fortune 1000. Mr. Fischer brought invaluable experience and guidance, extensive financial skills, and exceptional management expertise to ScanSource and the Board.

“I am grateful for the opportunity I had to serve on the Board of Directors and to be a part of ScanSource’s tremendous growth and success over the years. I am also thankful for the experience of serving with, and leading, my colleagues on the Board, whom I greatly admire and respect. I have the utmost confidence that ScanSource’s management team and Board of Directors will be able to realize even greater success in the future,” said Fischer.

Mike Baur commented on Steve Fischer’s retirement, “On behalf of the ScanSource family, I want to thank Steve for his many years of service on our Board and especially for his leadership as our Chairman. I greatly appreciate the dedicated support from our Board members under Steve’s Chairmanship. His contributions to our Board have significantly influenced ScanSource’s growth and achievements. We will greatly miss Steve. All of us here at ScanSource thank him for his years of service, and wish him and his family all the best.”

Peter Browning provides strong leadership continuity for ScanSource as the Company’s Lead Independent Director. He has been a member of the Board of Directors of ScanSource since May 6, 2014 and serves as Chair of the Compensation Committee. “Peter Browning will be a terrific Lead Independent Director for our Board of Directors,” said Baur. “During his time on our Board, Peter has developed a deep knowledge of ScanSource and our industry. He has the respect of our Board, our management team and our stakeholders and will provide a smooth transition for our Board leadership.”

Mr. Browning is the founder and Managing Director of Peter Browning Partners, LLC, a board advisory service and has served on the board of directors of fourteen publicly traded companies. In that time, he has been Chairman and CEO; CEO; non-executive chair; lead director; and chair of audit, compensation, and governance/nominating committees.

About ScanSource, Inc.

ScanSource, Inc. (NASDAQ: SCSC) is a leading global provider of technology products and solutions, focusing on point-of-sale (POS), payments, barcode, physical security, unified communications and collaboration, cloud and telecom services. ScanSource’s teams provide value-added solutions and operate from two segments, Worldwide Barcode, Networking & Security, which includes POS Portal, and Worldwide Communications & Services, which includes Intelisys and Canpango. ScanSource is committed to helping its customers choose, configure and deliver the industry’s best solutions across almost every vertical market in North America, Latin America and Europe. Founded in 1992 and headquartered in Greenville, South Carolina, ScanSource was named one of the 2018 Best Places to Work in South Carolina and on FORTUNE magazine’s 2019 List of World’s Most Admired Companies. ScanSource ranks #653 on the Fortune 1000. For more information, visit www.scansource.com.

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